Exhibit 99.1

DZS Appoints Matt Bross and Barbara Carbone to Board of Directors

Global leaders’ deep industry and business insights to guide future investment and expansion

Plano, Texas, USA, Jan. 4, 2021 – DZS (NASDAQ: DZSI), a global leader of mobile, fixed broadband and enterprise access networking solutions representing 1,000+ communications service providers and enterprise customers, today announced the appointment of two new members to its Board of Directors: Matt Bross, a technology veteran known for his leadership at Huawei Technologies and British Telecom, and Barbara Carbone, known for her work transforming businesses as a partner at KPMG.

“We are thrilled to welcome Matt and Barbara to the DZS Board of Directors, both of whom bring a wealth of knowledge and experience to DZS especially at a time when we are laser focused on innovation and growth spanning 5G, Broadband Access, Smart Homes and Fiber-based Enterprise Solutions," said Charlie Vogt, President and CEO of DZS. "Matt is a technology pioneer and industry luminary with trusted relationships around the world. As DZS executes its ambitious growth playbook, Barbara’s experience leading companies through transformational growth will be invaluable.”

Mr. Bross is a global telecom and technology pioneer, having previously served as CEO of BT Innovate, Global CTO of Huawei Technologies, and CTO of Williams Communications (Lumen). Today, he serves on the boards of Axellio Inc. and Rift.io, leading-edge companies in edge computing, cyber security and virtualization, and is the Chairman of the Global Information Infrastructure Commission (GIIC). Mr. Bross has previously served on the board of Sonus Networks (Ribbon Communications), the East West Institute, the Alliance for Telecommunications Industry Solutions (ATIS), and CTIA, the trade association representing the U.S. wireless communications industry. He is a Cambridge University Pembroke College, William Pitt Fellow, and a global advisor regarding 5G, IOT, Blockchain, AI, and Virtualization. Mr. Bross is also a Member of IEEE Future Technology Committee and he formerly led the World Economic Forum "Technology Pioneer Program."

“Charlie is extraordinary – a visionary leader who has been innovating and partnering with telecom and media communications providers his entire career,” said Mr. Bross. “I am pleased to be working with Charlie and the entire Board of Directors especially at a time when DZS is poised to capture market share across a rapidly changing environment brimming with opportunities. As a strategic technology alliance partner to some of the world’s largest and most admired communication service providers spanning Japan, Korea, Vietnam, Thailand, Taiwan, and the Middle East, DZS under Charlie’s leadership is well-positioned to accelerate its expansion into North America, Latin America, and Europe.”

Ms. Carbone is a recognized business leader and audit partner with deep expertise across the software, media, consumer products, manufacturing and financial spaces. For nearly 40 years, she served as an innovative business transformation leader and partner at KPMG, advising its wide array of multinational Fortune 1000 companies. Ms. Carbone’s experience transforming businesses through mergers and acquisitions, workforce management, divestitures, spinoffs, IPOs, and navigation of public and private markets has given her a diverse and valuable perspective. She is currently a board member at TrueCar, Inc. and Side by Side Services. She is also a Board of Trustee member of Exploratorium.

“Charlie and I share a love for transformation, and he is one of the best at building and leading organizations through high growth in challenging and competitive environments and guiding industries through generational change,” said Ms. Carbone. “As he makes big moves that position DZS for the future, I look forward to sharing my experiences of supporting global companies’ rapid growth and empowering success on behalf of stakeholders.”

Bross and Carbone will be replacing Rolf Unterberger and Seong Gyun Kim on the board, who have served as directors since 2018 and 2016 respectively.

“We want to thank Rolf and Seong Gyun for their significant contributions to our Board,” said Min-Woo Nam, Chairman of the Board. “Both have been committed and dedicated leaders who cared about the success of DZS and supported the company’s growth on behalf of our employees, customers and shareholders.”

To find out more about DZS, visit https://dzsi.com/.

About DZS

DZS Inc. (NSDQ: DZSI) is global leader of mobile, fixed broadband and enterprise access networking and transport solutions with 20+ million products deployed across 1,000+ communication service providers and enterprise customers spanning 100+ countries.

DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings.  In addition, additional or unforeseen affects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.

For further information see: www.DZSi.com.

DZS on Twitter: https://twitter.com/dzs_innovation

DZS on LinkedIn: https://www.linkedin.com/company/DZSi/

Press Inquiries:

McKenzie Hurst, Thatcher+Co.

Mobile: +1 408.888.6787

Email: mhurst@thatcherandco.com